Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
At Cambridge Heart, Inc.	At Consulting for Strategic Growth
Robert B. Palardy, ext. 231	Stanley Wunderlich
(781) 271-1200	(800) 625-2236
bobp@cambridgeheart.com	cfsg@consultant.com

CAMBRIDGE HEART REPORTS FOURTH QUARTER RESULTS

Bedford, Mass., February 16, 2005 — Cambridge Heart, Inc. (OTCBB-CAMH) today reported revenue of $1,394,803 for the quarter ended December 31, 2004, a 9% increase over the previous quarter, but a decline of 38% from revenue of $2,260,283 for the same period in 2003. Net loss attributable to common shareholders for the quarter was $3,291,731, or $0.10 per share, compared to a loss of $467,227, or $0.02 per share, for the same quarter last year. The reported net loss attributable to common shareholders for 2004 includes a non-cash financing charge associated with the Company’s recently completed Series B Convertible Preferred stock financing of $2,603,884, or $0.08 per share. The Company reported a net loss before financing charges of $687,847, or $0.02 per share, for the quarter ended December 31, 2004. The Company’s reported cash and marketable securities at December 31, 2004 were $7,646,963.

The Company reported revenue for the year ended December 31, 2004 of $5,107,751, a decline of 26% from 2003. The Company’s reported revenue for the prior year included approximately $1.7 million of non-recurring revenue from the sale of products to Philips Medical Systems and to participants in the Medtronic sponsored MASTER Study. Net loss attributable to common shareholders for the year ended December 31, 2004 was $6,306,737 or $0.21 per share, as compared to $4,920,910, or $0.25 per share, for 2003. The Company reported a net loss of $3,702,853, or $0.13 per share, and $3,387,630, or $0.17 per share, before financing charges for the years ended December 31, 2004 and 2003, respectively.

Revenue from the sale of the Company’s Microvolt T-Wave Alternans (MTWA) products in the U.S., which the Company considers its core business, increased 4% over the prior quarter and declined 47% when compared to the same quarter of 2003. For the twelve months ended December 31, 2004, revenue from the sale of MTWA products in the U.S. declined 32% from 2003. Revenue from the sale of products to participants in the MASTER Study during 2003 contributed significantly to both the quarterly and annual comparisons.

“While the fourth quarter was our best quarter of the year, we continued to experience challenges to our top line growth from limited reimbursement for our MTWA test. We are making progress toward improving the reimbursement environment as evidenced by the recently announced coverage decision for our MTWA test by Blue Cross/Blue Shield of Michigan.” stated David Chazanovitz, President and CEO of Cambridge Heart, Inc. “Through the advocacy of many of our key customers, as well as our own efforts, we anticipate that we will continue to see progress throughout 2005.”

Mr. Chazanovitz also stated, “We are very pleased that CMS has recognized the importance of MTWA by strongly encouraging its inclusion in follow up ICD data registries. We are confident that the collection of additional MTWA data will eventually benefit patients and payers alike.”

The Company will be holding a conference call at 4:30 PM. eastern time Wednesday, February 16, 2004 to discuss the accomplishments and financial results for the quarter and year ended December 31, 2004. The conference call phone in number is 800-478-6251 (outside the U.S. 913-981-5558). Interested parties may listen to a recording of the conference call at any time during the 48 hours immediately following the call by dialing 888-203-1112 (outside the U.S. 719-457-0820) and enter the code 8855634. This playback will begin approximately two hours after the call ends. The conference call will also be available by webcast on the Company’s web site at www.cambridgeheart.com.

About Cambridge Heart

Cambridge Heart is engaged in the research, development and commercialization of products for the non-invasive diagnosis of cardiac disease. Using innovative technologies, the Company is addressing such key problems in cardiac diagnosis as the identification of those at risk of sudden cardiac arrest. The Company’s products incorporate its proprietary technology, Microvolt T-Wave Alternans, and are the only diagnostic tools cleared by the U.S. Food and Drug Administration to non-invasively measure microvolt levels of T-wave alternans. The Company, founded in 1990, is based in Bedford, Massachusetts and is traded on the OTCBB under the symbol CAMH. Cambridge Heart can be found on the World Wide Web at www.cambridgeheart.com.

About the Cambridge Heart Microvolt T-Wave Alternans Test

The Cambridge Heart Microvolt T-Wave Alternans Test measures extremely subtle beat-to-beat fluctuations in a person’s heartbeat called T-wave alternans. These tiny heartbeat variations – measured at one millionth of a volt – are detected in any clinical setting where titration of the heart rate is possible. The preparation for the test consists of placing proprietary sensors on a patient’s chest. Extensive clinical research has shown that patients with symptoms of or at risk of life threatening arrhythmias who test positive for T-wave alternans are at significant risk for subsequent sudden cardiac events including sudden death, while those who test negative are at minimal risk.

Statements contained in this press release about anticipated revenue growth, and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. In some cases, we use words such as “believes”, “expects”, “anticipates”, “plans”, “estimates”, “could” and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include customer delays in making final buying decisions, decreased demand for our products, failure to obtain funding necessary to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology, failure to obtain or maintain adequate levels of third-party reimbursement for use of our products and other factors identified in our most recent Annual Report on Form 10-K under “Factors Which May Affect Future Results”, which is on file with the SEC. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

-Financial information follows-

Cambridge Heart, Inc.

Financial Highlights

Statement of Operations

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
Revenues	$1,394,803	$2,260,283	$5,107,751	$6,944,911

Cost of goods sold	613,726	881,573	2,341,421	3,202,490

	781,077	1,378,710	2,766,330	3,742,421

Costs and expenses
Research and development	229,881	161,087	774,285	944,325
Selling, general and administrative	1,265,731	1,689,628	5,751,875	6,192,723

Loss from operations	(714,534)	(472,005)	(3,759,830)	(3,394,627)

Interest income	26,687	4,778	56,977	6,997

Net Loss	$(687,847)	$(467,227)	$(3,702,853)	$(3,387,630)
Beneficial Conversion Feature	(2,603,884)	—	(2,603,884)	(1,533,280)

Net Loss attributable to common shareholders	$(3,291,731)	$(467,227)	$(6,306,737)	$(4,920,910)

Net loss per common share - basic and diluted	$(0.10)	$(0.02)	$(0.21)	$(0.25)

Weighted average shares outstanding - basic and diluted	33,712,916	20,758,368	29,622,673	19,663,460

Balance Sheet

	December 31, 2004	December 31, 2003
Assets
Cash & Marketable Securities	$7,646,964	$5,609,244
Accounts receivable, net	982,796	1,762,885
Inventory	491,275	469,811
Other prepaid assets	154,272	163,221

Total current assets	9,275,307	8,005,161

Fixed assets, net	207,761	235,875
Other assets	166,539	278,511

	$9,649,607	$8,519,547

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$989,307	$1,613,800
Debt, current portion	2,103	2,103

Total current liabilities	991,410	1,615,903
Debt, long-term portion	1,577	3,681

Total liabilities	$992,987	$1,619,584

Redeemable Convertible Preferred	3,701,891	4,588,814
Warrants to acquire Redeemable Convertible Preferred Stock	2,526,157	1,024,150

	$6,228,048	$5,612,964

Stockholders’ equity
Common stock	$34,731	$21,179
Additional paid-in-capital	58,566,848	53,770,911
Accumulated deficit	(56,114,778)	(52,411,924)
Deferred compensation	(58,229)	(93,167)

Total stockholders’ equity	2,428,572	1,286,999

	$9,649,607	$8,519,547

The Company intends to file its annual report on Form 10-K with the Securities and Exchange Commission shortly.

Interested parties are encouraged to review this report.

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